EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ACQUIRES FUNGICIDE PRODUCT LINE FROM CHEMTURA CORPORATION

Expands Presence in Turf & Ornamental Segment

Newport Beach, CA – December 17, 2007 – American Vanguard Corporation (NYSE: AVD), today announced that it acquired the pentachloronitrobenzene fungicide product line from the Crop Protection division of Chemtura Corporation (NYSE:CEM). The terms were not disclosed.

The Turfcide® and Terraclor® brands are highly effective fungicides that control a wide range of diseases in turf & ornamental applications, certain agricultural crops, and as a component of seed treatment dressings. These products are registered in the US, Canada, Mexico, Brazil, Australia, Turkey, South Africa and a number of other countries.

Eric Wintemute, President and CEO of American Vanguard, commented, “With the acquisition of these Chemtura products we are expanding our presence in the attractive turf & ornamental segment of the market. We will extend our global footprint for such fungicide products, particularly in Canada and Mexico, which are well served by our North American manufacturing capabilities. In addition to absorbing Chemtura’s distribution channel to end-use markets, we are acquiring additional formulations that should facilitate our global penetration. This acquisition also enhances the fungicide portion of our current product portfolio, balancing our traditional strength and expertise in herbicides and insecticides.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
William A. Kuser, Director of Investor Relations		www.theequitygroup.com
(949) 260-1200		Loren G. Mortman
williamk@amvac-chemical.com		LMortman@equityny.com
(212) 836-9604

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